Exhibit (n)

ARTISAN PARTNERS FUNDS, INC.

Multiple Class Plan Pursuant to Rule 18f-3

Introduction

This Multiple Class Plan (the “Plan”) was adopted by the Board of Directors of Artisan Partners Funds, Inc. (“Artisan Funds”) pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the “1940 Act”). The purpose of the Plan is to specify the attributes of three classes of shares: Advisor Shares, Institutional Shares and Investor Shares (each a “Class,” and collectively, the “Classes”) offered by one or more series of Artisan Funds (each a “Fund,” and collectively, the “Funds”). The Funds covered by this Plan are listed on Schedule A hereto.

Features of the Classes

Shares of each Class of a Fund shall represent an equal pro rata interest in the Fund and generally shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions, except that: (a) each Class shall have a different designation; (b) each Class may be offered to different types of investors and may have different minimum initial and subsequent investments, as may be set forth in a Fund’s prospectus and statement of additional information; (c) each Class of shares shall bear any Class Expenses, as that term is defined below (which will result in different returns, dividends and net asset values for the different Classes); (d) each Class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class; and (e) each Class may have different exchange and/or conversion features.

Institutional Shares are designed for institutional and other investors who are able to meet the minimum initial and subsequent minimum investments, subject to conditions and to waivers, as specified from time to time in a Fund’s prospectus or statement of additional information. Certain omnibus accounts will be permitted to purchase Institutional Shares under circumstances that will be specified from time to time in a Fund’s prospectus or statement of additional information.

Advisor Shares of the Fund are generally available for investment only by employee benefit plans, clients of financial advisors, clients of sponsored fee-based programs and other investors that meet the minimum investment requirements, as specified from time to time in a Fund’s prospectus or statement of additional information.

Investor Shares may be offered directly to individual investors by a Fund and/or through broker-dealers and financial institutions who hold such Investor Shares for the benefit of their customers, to institutions and businesses, employee benefit plans, individual retirement accounts and other investors not meeting the minimum investment requirements applicable to Institutional or Advisor Shares, as specified from time to time in a Fund’s prospectus or statement of additional information.

Exhibit (n)

Allocation of Income and Expenses

Income, realized and unrealized capital gains and losses, and any expenses of a Fund (other than Class Expenses, as defined below) shall be allocated to each Class of the Fund, as applicable, on the basis of the net asset value of that Class in relation to the net asset value of the Fund. Expenses subject to this allocation include, but are not limited to, expenses of Artisan Funds that are not attributable to any particular series of Artisan Funds (“Artisan Funds Expenses”) and are not attributable to a specific Class of shares of a Fund (“Fund Expenses”). Artisan Funds Expenses include, but are not limited to, fees and expenses of the Board of Directors (except as otherwise provided below), insurance costs, costs of Artisan Funds’ line of credit, membership costs relating to industry or trade associations, and certain legal fees and other expenses. Fund Expenses include, but are not limited to, fees and expenses relating to the custody of the assets of a Fund and investment advisory fees and other expenses relating to the management of a Fund’s assets.

Expenses attributable to a particular Class of shares of a Fund shall be allocated to such Class to the extent practicable. “Class Expenses” shall initially be: (a) printing and mailing expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class of shares; (b) Securities and Exchange Commission and state securities authority registration or other fees relating to sales of shares of a specific class; (c) the fees and expenses of any service provider to a Fund or Artisan Funds other than Artisan Partners, including the transfer agent, accounting agent, “blue sky” servicing agent, lawyers and independent public accountants, identified as being attributable to a specific class of shares; and (d) expenses incurred in connection with meetings of the Board of Directors or shareholders solely as a result of issues relating to a specific Class of shares.

In the event that a Class Expense is no longer reasonably allocable by Class or to a particular Class, it shall be treated as an Artisan Funds Expense or a Fund Expense, as appropriate, and in the event that an Artisan Funds Expense or a Fund Expense becomes allocable as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3, the 1940 Act and the Internal Revenue Code of 1986, as amended and approval or ratification by the Board of Directors.

Waivers or Reimbursements of Expenses

Expenses of a specific Class or specific Classes of shares may be waived or reimbursed by Artisan Partners or any other provider of services to the Funds without the prior approval of the Board of Directors.

Dividends and Other Distributions

Dividends and other distributions paid by a Fund to the holders of each Class of shares (as set forth in a Fund’s prospectus), to the extent paid will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid to the holders of a specific Class of shares may be different from those

Exhibit (n)

declared and paid to the holders of another Class because of Class Expenses and expense waivers or reimbursements.

Voting Rights

Each Class of shares shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other class.

Exchange Features

Subject to any limitations or restrictions from time to time set forth in a Fund’s prospectus or statement of additional information, shareholders may exchange shares of one Class of a Fund for shares of the same Class offered by another Fund, provided in each circumstance that the shareholder meets the eligibility requirements of the Fund into which the shareholder seeks to exchange.    Shareholders may also exchange shares of one Class of a Fund for a different Class of shares offered by the same Fund, provided in each circumstance that the shareholder meets the eligibility requirements and any minimum initial or subsequent investment requirements of the Class into which the shareholder seeks to exchange, which are described from time to time in a Fund’s prospectus or statement of additional information. The exchange privileges described herein may be exercised only in those states where the shares of the exchanged and acquired Funds may be legally sold.

Redemption Fee

Certain Funds may impose a redemption fee (the “Redemption Fee”) on redemptions of a Fund’s shares. The Redemption Fee may be charged in an amount of up to 2% of the net asset value of the shares redeemed. The Redemption Fee may be imposed on only certain types of redemptions, such as redemptions occurring within a certain time period of the acquisition of the relevant shares. Additional details relating to such Redemption Fees are set forth in a Fund’s prospectus or statement of additional information.

Board Review

The Board of Directors of Artisan Funds shall review this Plan as frequently as it deems necessary. Prior to any material amendment to the Plan, the Board of Directors, including a majority of the Directors who are not interested persons of Artisan Funds, shall find this Plan, as proposed to be amended (including any proposed amendments to the method of allocating Class and/or Fund Expenses), is in the best interest of each Class of shares of each Fund individually and each Fund as a whole. In considering whether to approve any proposed amendment to the Plan, the Directors of Artisan Funds shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment.

Adopted April 27, 2000

Revised May 10, 2006

Exhibit (n)

Revised August 3, 2006

Revised February 14, 2008

Revised May 10, 2011

Revised November 8, 2011

Revised February 14, 2012

Revised May 8, 2012

Revised February 11, 2014

Revised May 12, 2015

Revised August 11, 2015

Revised February 9, 2016

Revised May 10, 2016

Revised November 8, 2016

Revised February 15, 2018

Revised October 2, 2018

Revised November 13, 2019

Revised February 12, 2020

Revised May 28, 2020

Exhibit (n)

SCHEDULE A

(as of May 28, 2020)

Fund	Advisor Shares	Institutional Shares	Investor Shares

Artisan Developing World Fund	X	X	X

Artisan Global Discovery Fund	X	X	X

Artisan Global Equity Fund	X	X	X

Artisan Global Opportunities Fund	X	X	X

Artisan Global Value Fund	X	X	X

Artisan High Income Fund	X	X	X

Artisan International Fund	X	X	X

Artisan International Small-Mid Fund	X	X	X

Artisan International Value Fund	X	X	X

Artisan Mid Cap Fund	X	X	X

Artisan Mid Cap Value Fund	X	X	X

Artisan Select Equity Fund	X	X	X

Artisan Small Cap Fund	X	X	X

Artisan Sustainable Emerging Markets Fund		X	X

Artisan Thematic Fund	X	X	X

Artisan Value Fund	X	X	X